Exhibit 23.2

Consent of Independent Registered Public Accounting Firms

The Supervisory Board

ING Groep N.V.:

We consent to the use of our reports dated March 5, 2018, with respect to the consolidated statements of financial position of ING Groep N.V. as of December 31, 2017 and 2016, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

September 18, 2018

KPMG Accountants N.V., registered with the trade register in the Netherlands under number 33263683, is a member firm of the

KPMG network of independent member firms affiliated with KPMG International Cooperative (‘KPMG International’), a Swiss entity.